Exhibit 10.42

1660 Wynkoop Street, Suite 1000

Denver, Colorado  80202-1132

Phone: (303) 575-6503

Fax: (303) 595-9385

Email: tjensen@royalgold.com

www.royalgold.com

May 31, 2018

Via Hand Delivery

Mr. Stefan Wenger

5 Niblick Lane

Littleton, CO 80123

Dear Stefan:

This letter agreement (this “Agreement”) between you and Royal Gold, Inc. (the “Company”) sets forth the terms and conditions of your separation from service as the Chief Financial Officer and Treasurer of the Company.  Except where otherwise specified in this Agreement, effective on the Separation Date, this Agreement supersedes and terminates the Employment Agreement by and among you and the Company dated as of July 1, 2016, as amended by that First Amendment dated as of December 15, 2017 (the “Employment Agreement”). Please acknowledge your agreement and acceptance of the terms of this Agreement by countersigning and returning a copy of this letter to me.

Any capitalized terms that are not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement.

In consideration of the mutual promises contained in this Agreement, you and the Company agree, effective as of the date of this Agreement, as follows:

1.          Separation from Service.

(a)         Your separation from service will be effective June 8, 2018 (the “Separation Date”).  Effective June 1, 2018, you hereby resign from your position as the Chief Financial Officer and Treasurer of the Company and any other positions you may have with the Company and all of its parents, subsidiaries, and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your resignation from such positions in accordance with the terms of this Agreement.  Though you resign your positions, you will continue in employment as an employee of the Company until the Separation Date. The parties agree that your separation will be treated as a “Termination by Company without Cause” pursuant to Section 5(a) of the Employment Agreement. You acknowledge that your receipt of this Agreement constitutes a “Notice of Termination” as that term is used in Section 4(a) of the Employment Agreement, with a “date provided” being the Separation Date.

(b)         You agree to assist the Company with transition of your responsibilities and to comply with other post-employment requests including assisting the Company in defense of any pending, threatened, or anticipated

May 31, 2018

litigation, proceeding, or inquiry in matters which the Company reasonably determines your participation to be necessary. You shall not be entitled to additional consideration for providing the cooperation required in the foregoing sentence; however, the Company will reimburse you for pre-approved reasonable expenses (excluding attorneys’ fees), if any, you incur while providing such cooperation.

(c)         Whether or not you execute this Agreement, you will receive the Accrued Obligations as defined in the Employment Agreement. Additionally, in exchange for your execution and non-revocation of the Release of Claims in the form attached as Exhibit A (the “Release”) in accordance with the time periods for execution and revocation specified in the Release, and your compliance with the provisions of this Agreement and the Release, you will be provided with the Severance Payment set forth in Section 5(a)(iii) of the Employment Agreement, which, for the avoidance of doubt, totals $786,000 before any amounts withheld pursuant to Section 3 of this Agreement.   The Severance Payment will be payable in a lump sum within sixty (60) business days of the Separation Date.

(d)         For purposes of any equity awards of the Company that you hold as of your Separation Date, you and the Company agree that your separation will be treated as a termination without “Cause” and, where treatment is more favorable to you, as a “Termination after Long-Term Service” with respect to awards that contain such a provision.  You acknowledge and agree that as a result of the foregoing, your outstanding equity awards will be treated as set forth on Exhibit B.

(e)         You acknowledge and agree that you have no right to receive any compensation, payments or benefits from the Company, other than as expressly set forth in Section 1 of this Agreement.

2.          Restrictive Covenants, Reaffirmation. You reaffirm your obligations under the following sections of the Employment Agreement, which are incorporated herein by reference and survive the Separation Date: Section 8 (Ownership and Protection of Intellectual Property and Confidential Information), Section 9 (Covenant Not to Compete and Other Restrictive Covenants), Section 10 (Severability and Reformation), Section 12(i) (Use of Name, Likeness and Biography), Section 12(k) (Assistance in Litigation), Section 12(n) (Remedies), Section 12(o) (Arbitration), Section 12(q) (Jury Trial Waiver), and Section 12(s) (Non-Disparagement).

3.          Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city, foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

4.          Section 409A. This Letter Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), and this Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the payments will be made, in a manner consistent with that intent. Your separation from the Company on the Separation Date is intended to constitute a “separation from service” for purposes of Section 409A.

5.          Consultation with Attorney; Voluntary Agreement. You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing prior to executing this Agreement, (b) you have carefully read and fully understand all of the provisions of this Agreement, and (c) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled.

May 31, 2018

6.          Governing Law, Severability, and Forum Selection.  This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Colorado, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 12(n) and 12(o) of the Employment Agreement, shall be instituted and litigated only in the City and County of Denver, Colorado.

7.          Entire Agreement. This Agreement, the Release and the provisions of the Employment Agreement that have been incorporated herein by reference, constitute and contain the entire agreement and understanding concerning your employment, cessation of employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  The Company may in its sole discretion assign its rights and obligations under this Agreement to any successor entity, and such rights may be enforced by any such successor.

8.          Amendments. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto.

9.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which shall be deemed to constitute one and the same instrument.  Electronic signatures, and copies of electronic signatures, shall have the force and effect of original signatures.

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this Agreement.

ROYAL GOLD, INC.

By:
	Name:	Tony A. Jensen
	Title:	President and Chief Executive Officer

Accepted and Agreed to:

Stefan Wenger

EXHIBIT A

RELEASE AGREEMENT

For and in consideration of the payments and other benefits due to Stefan Wenger (the “Executive”) pursuant to the Separation Agreement to which this Release is attached (the “Separation Agreement”), which provides Executive the benefits set forth in the Employment Agreement dated as of July 1, 2016, as amended by that First Amendment to Employment Agreement dated December 15, 2017 (the “Employment Agreement”), by and between Royal Gold, Inc., a Delaware corporation (the “Company”) and Executive, and for other good and valuable consideration, Executive hereby agrees, for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind, in law and in equity, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, and including attorney’s fees, that are based in whole or in part on acts or omissions occurring on or before the date Executive signs this Release and which arise out of, or relate to, Executive’s employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or Executive’s separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties (the “Released Claims”).  The Released Claims include, without limitation, claims arising under:

(i)           Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination and harassment based on race, color, national origin, religion, or sex and retaliation for making a claim of discrimination or harassment based on any such characteristic); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination or harassment based on race or color and retaliation for making a claim of discrimination or harassment based on any such characteristic); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination or harassment based upon disability, retaliation for making a claim of such discrimination or harassment, and the failure to provide a reasonable accommodation for a known disability in response to a request for accommodation); the Age Discrimination in Employment Act (which prohibits discrimination or harassment based on age and retaliation for making a claim of discrimination or harassment under the act); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Colorado Anti-Discrimination Act (which prohibits discrimination or harassment on the basis of age (40 years of age or older), race, creed, color, sex, sexual orientation, gender identity, national origin, religion, ancestry, or physical or mental disability and prohibits retaliation for reporting or making a claim of discrimination or harassment based on any such characteristic); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship;

(ii)          Other employment laws, such as the Federal Worker Adjustment and Retraining Notification Act of 1988 (known as WARN laws, which require that advance notice be given for certain workforce reductions); the Employee Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); and any other federal, state, or local statute, regulation, common law or decision relating to employment, wage laws, veterans’ reemployment rights laws or laws regulating any other aspect of employment;

(iii)         All federal, state, local, or common law claims alleging that Executive did not receive payment for, or otherwise related to, salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, separation pay, or any other form of compensation;

(iv)         Other laws of general application, such as any federal, state, local or common laws enforcing express or implied employment or other contracts or covenants; any other federal, state or local or common laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy, breach of the covenant of good faith and fair dealing, and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment or the termination of employment; and

(v)          Any and all other claims related to, or arising out of Executive’s employment with the Company and/or the Affiliated Entities or the termination of that employment.

By signing this agreement, Executive does not release or waive any judicially or statutorily mandated right to participate by testifying truthfully in any state or federal administrative proceeding before the EEOC or similar state agency, acknowledging that Executive has no right to recover any monetary benefits or compensation in connection with such proceedings or any other claim that is non-waivable by law.  Executive hereby warrants and represents that Executive is not aware of, nor has Executive been subject to, any employment practices that would form a basis for a claim before the EEOC or similar state agency.  This Release does not waive rights or claims that may arise after the date the agreement is executed by Executive, and it does not waive rights or claims that may not, as a matter of law, be waived.  Additionally, this Release does not waive any rights or claims which may arise out of the Separation Agreement.

Executive understands and agrees that by signing this Release Executive is giving up the right to bring any legal claim against the Released Parties concerning, directly or indirectly, Executive’s employment relationship with Company and/or the Affiliates, including Executive’s separation from employment.  Executive has had the opportunity to specifically consult with counsel with respect to the agreements, representations, and declarations set forth in this paragraph.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company and the other Released Parties, to include all actual or potential legal claims that Executive may have against the Released Parties, except as specifically provided otherwise in this Release.  Executive hereby warrants that Executive has no lawsuits, claims or actions pending in Executive’s name or on behalf of any other person or entity, against the Company and/or the Affiliates or any other Released Party.  Executive covenants never to institute any action or other proceeding based in whole or part upon any Released Claim.  Executive represents and warrants that Executive has not sold or otherwise assigned any claim or any portion of any Released Claims to any third party.

Executive has read this Release carefully, acknowledges that Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Release. Executive acknowledges that Executive has been advised by the Company that he should carefully read and fully understand the provision of this Release before signing it, fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven (7) days after signing this Release within which to revoke his agreement by written notice delivered to the Company in accordance with the Employment Agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive’s signature having been revoked, other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily. In the event Executive chooses to revoke this Release within seven (7) calendar days after the day Executive signs it, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties to the Release, except in connection with a claim or defense involving the validity or effective revocation of this Release.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination; (ii) rights to indemnification Executive may have under the Employment Agreement or a separate agreement entered into with the Company; (iii) rights Executive may have as a shareholder; or (iv) rights Executive has under the Separation Agreement.

Executive agrees that Executive shall not make any disparaging, derogatory or detrimental comments about the Company or any of the Affiliated Entities or any of their directors, officers, employees, partners, members, managers or shareholders, or any investor or other person or entity having a business relationship with the Company or any of the Affiliated Entities. Executive also acknowledges that the terms of this Release constitute Proprietary and Confidential Information (as defined in the Employment Agreement).

The parties understand and agree that this Release shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties. This Release is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Colorado, without regard to conflicts of law principles.

THIS RELEASE MAY NOT BE SIGNED UNTIL ON OR AFTER THE SEPARATION DATE, AS THAT TERM IS DEFINED IN THE SEPARATION AGREEMENT TO WHICH THIS RELEASE IS ATTACHED.

Stefan Wenger

ROYAL GOLD, INC.

By:
Name:	Tony Jensen
Title:	President and Chief Executive Officer

EXHIBIT B

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